Exhibit 4.2

First Supplemental Indenture (this “Supplemental Indenture”), dated as of September 13, 2013, among Real Estate Ventures, LLC, a Texas limited liability company (“Real Estate Ventures”) and ELR, LLC, a Delaware limited liability company (“ELR” and, together with Real Estate Ventures, the “Guaranteeing Subsidiaries”), each a subsidiary of CST Brands, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the existing Guarantors (as defined in the Indenture referred to herein) (the “Existing Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (as the same may be amended or supplemented from time to time the “Indenture”), dated as of May 1, 2013 providing for the issuance of its 5.0% Senior Notes due 2023 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture, and otherwise to be bound by the provisions of the Indenture applicable to Guarantors thereunder. From and after the date hereof, each Guaranteeing Subsidiary shall be a Guarantor for all purposes under the Indenture and the Notes.
4.    No Recourse Against Others. No past, present or future director, officer, employee, agent, manager, partner, member, incorporator, unitholder or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
5.    NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Real Estate Ventures, LLC,
as Guaranteeing Subsidiary

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

ELR, LLC,
as Guaranteeing Subsidiary

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

CST BRANDS, INC.,
as the Company

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

Existing Guarantors:

Autotronic Systems, Inc.
Big Diamond, LLC
Big Diamond Number 1, LLC
CST ARIZONA STATIONS, INC.
CST Arkansas Stations, LLC
CST California Stations, Inc.
CST DIAMOND HOLDINGS LLC
CST Marketing and Supply Company
CST Metro LLC
CST Services LLC
CST SHAMROCK STATIONS, INC.
CST USA Inc.
Emerald Marketing, Inc.
National Convenience Stores Incorporated
Sigmor Beverage, Inc.
Sigmor Company, LLC
Sigmor Number 5, Inc.
Sigmor Number 43, Inc.
Sigmor Number 79, Inc.
Sigmor Number 80, Inc.
Sigmor Number 103, Inc.
Sigmor Number 105, Inc.
Sigmor Number 119, Inc.
Sigmor Number 178, Inc.
Sigmor Number 196, Inc.
Sigmor Number 238, Inc.
Sigmor Number 259, Inc.
Sigmor Number 422, Inc.
Skipper Beverage Company, LLC
Sunshine Beverage Co.
TOC-DS Company
Valley Shamrock, Inc.

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

Existing Guarantors:

CST DIAMOND, L.P.

By: Emerald Marketing, Inc., its General Partner

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

CST Security Services, Inc.

By:     /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:     /s/ Steve Finklea
Authorized Signatory

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